EXHIBIT 99.1

AGREEMENT PURSUANT TO RULE 13D-1(K)(1)(III)

CONCERNING JOINT SCHEDULE 13D FILING

The undersigned each agree, in connection with their beneficial ownership of capital stock of Skechers U.S.A., Inc. (i) that a Schedule 13D shall be filed jointly by them pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), together with any amendments to the Schedule 13D that from time to time may be required; and (ii) that the Schedule 13D and any such amendments are filed on behalf of each of them. The undersigned acknowledge their respective responsibilities as set forth in Rule 13d-1(k)(1) promulgated under the Exchange Act.

This Agreement may be executed in counterparts.

Date: June 22, 2016

Signature:	/s/ Robert Greenberg
Name:	Robert Greenberg

SKECHERS VOTING TRUST

Signature:	/s/ Robert Greenberg
Name:	Robert Greenberg, as Co-Trustee